Exhibit 5


                           April 27, 1998



The Board of Directors
of Datamark Holding, Inc.
448 East 6400 South, Suite 400
Salt Lake City, Utah  84107

         Re:      Datamark Holding, Inc.
                  Registration Statement on Form S-8

Gentlemen:

         As counsel to Datamark Holding, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, for registration of 2,500,000 shares (the "Shares") of common stock, $0.0001 par value, of the Company to be offered, sold and issued by the Company pursuant to the Amended and Restated Datamark Holding, Inc. Incentive Plan (the "Plan"), we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Plan and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Parr, Waddoups, Brown, Gee & Loveless

                                       PARR, WADDOUPS, BROWN, GEE & LOVELESS